Exhibit 10.1
RETIREMENT AGREEMENT
     This Retirement Agreement (this “Agreement”) is entered into effective as of May 15, 2009 (the “Effective Date”) by and between Complete Production Services, Inc., a Delaware corporation (the “Company”), and Robert L. Weisgarber (“Executive”).
     WHEREAS, Executive has been a valued employee of the Company and is presently serving as Vice President, Corporate Controller, Chief Accounting Officer and Treasurer of the Company; and
     WHEREAS, Executive is retiring from the Company and is resigning from his positions with the Company and each of its subsidiaries and other affiliates; and
     WHEREAS, the Company and Executive are parties to that certain Indemnification Agreement, dated effective September 29, 2005 (the “Indemnification Agreement”), and that certain Amended and Restated Executive Agreement, effective as of December 31, 2008 (the “Executive Agreement”); and
     WHEREAS, the Company and Executive desire to provide for the terms and conditions of Executive’s retirement and cooperation and transition services following retirement and the termination of the Executive Agreement.
     NOW, THEREFORE, in consideration of Executive’s past and future employment as an executive officer with the Company and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:
1. Retirement; Termination of Executive Agreement.
A.	Executive agrees to continue in employment with the Company until July 1, 2009 (the “Retirement Date”).
B.	Executive hereby resigns as Vice President, Corporate Controller, Chief Accounting Officer and Treasurer of the Company and as an employee of the Company, and from all other positions held as an employee, officer, or director of the Company or any subsidiary of the Company and from membership on all committees relating to the Company or any subsidiary of the Company, effective as of the Retirement Date.
C.	The Executive Agreement, and any and all of the rights, obligations and liabilities of the Company and Executive under the Executive Agreement, are hereby terminated and cancelled, effective as of the Effective Date, and the Executive Agreement shall be null and void and of no further force and effect as of the Effective Date.

2. Post-Retirement Cooperation and Transition Services.
A.	Executive agrees to cooperate and provide certain transition services to the Company during the period commencing on the Retirement Date and ending on December 31, 2009 (the “Transition Period”). Executive shall render such cooperation and transition services personally and as an independent contractor to the Company and, on and after the Retirement Date, Executive shall not be an employee of the Company or any subsidiary or affiliate of the Company. Executive shall render such cooperation and transition consulting services (the “Transition Services”) on such matters as are reasonably requested by the Chief Executive Officer of the Company, including, without limitation, the transition of Executive’s former responsibilities as Vice President, Corporate Controller, Chief Accounting Officer and Treasurer to his successor, including with respect to his successor’s preparation of the Company’s filings with the Securities and Exchange Commission and any other accounting or other services that the Chief Executive Officer may reasonably request from time to time. In performing the Transition Services, Executive shall not act in an executive officer or officer capacity and shall not have any of the powers or authority of an executive officer or officer of the Company or any of its subsidiaries or affiliates.
B.	Executive shall render the Transition Services at the current principal place of business of the Company in Houston, Texas, or at such other location as is mutually agreeable to the Company and Executive. Executive shall render the Transition Services in such manner, and at such times during normal business hours, as are reasonably determined by the Chief Executive Officer of the Company, provided, that, during the Transition Period, Executive shall not be required to, and shall not, render Transition Services greater than twenty percent (20%) of the average level of services performed by Executive during the 36-month period immediately preceding the Retirement Date (or the full period of services to the Company and its subsidiaries if Executive has been providing services to the Company and its subsidiaries less than 36 months), as determined under Treasury Regulation Section 1.409A-1(h)(1)(ii). The Chief Executive Officer or other officer of the Company shall communicate to Executive from time to time the matters on which Executive shall consult, and the locations at which and the times during which Executive shall render the Transition Services.
C.	During the Transition Period, the Company shall pay Executive up to a total of six (6) monthly consulting fee payments, in the amount of $2,500 per month, on the 1st day of each calendar month, payable in arrears for each month of Transition Services provided by Executive (the “Consulting Fee”). The first Consulting Fee payment shall be on August 1, 2009. Executive shall receive no additional consideration for the Transition Services, other than the Consulting Fee payable under this Agreement.
D.	Executive’s obligation to perform the Transition Services for the Company as described herein shall terminate on the last day of the Transition Period and

Executive shall have no further obligation to render Transition Services to the Company after the last day of the Transition Period.
3. Retirement Benefit.
A.	Subject to Executive’s satisfaction of the covenants in Sections 1, 2, 13 and 14, and subject to Section 13D, the Company shall pay a retirement benefit (the “Retirement Benefit”) to Executive in the amount of $392,636.[1] The Retirement Benefit shall be paid to Executive (or, in the event of Executive’s death, to Executive’s estate) in a lump sum cash payment on such date determined by the Company during the thirty (30) day period commencing on January 1, 2010.
B.	Executive’s retirement and resignation shall constitute a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), as of the Retirement Date.
C.	In the event that, as of the date of Executive’s “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), Executive shall be a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i), to the extent that the Retirement Benefit is subject to, and not exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, such amount shall be paid not earlier than six months after the date of Executive’s “separation from service,” as required in accordance with Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-3(i)(2).
4. Equity Awards.
A.	Subject to Section 13D, notwithstanding any provisions to the contrary in any of the Equity Plans (as defined below), (1) all outstanding unvested stock options of Executive granted under the Equity Plans as of the Effective Date shall be and become fully vested and exercisable as to all shares of stock covered thereby, and (2) all outstanding shares of restricted stock of Executive granted under the Equity Plans as of the Effective Date shall be and become 100% vested and all restrictions thereon shall lapse, in each case as of the Retirement Date.
B.	Subject to Section 13D, for all outstanding options granted by the Company under the Equity Plans to Executive after November 13, 2006, Executive (or in the event of his death, his estate) shall be entitled to exercise his vested options until July 1, 2010, representing an extension to twelve (12) months following the Retirement Date. Notwithstanding the provisions of this Section 4B, no option may be exercised at any time past the term of such option. The exercise period for all outstanding options granted by the Company under the Equity Plans to Executive on or before November 13, 2006 shall not be so extended and such exercise

[1]	The Retirement Benefit shall equal the sum of (i) twelve (12) times Executive’s current monthly base salary in effect as of the Effective Date, (ii) the Executive’s historical bonus equal to $188,036 (Mr. Weisgarber’s bonus for 2008), and (iii) Executive’s annual car allowance.

period shall expire three months after the Retirement Date as specified in the option agreement for such options.

C.	Exhibit A attached hereto sets forth (1) all outstanding stock options of Executive granted under the Equity Plans as of the Effective Date and (2) all of the outstanding shares of restricted stock of Executive granted under the Equity Plans as of the Effective Date.
D.	For purposes of this Section 4, “Equity Plans” shall mean the Company’s stock equity plans, incentive plans, equity participation plans, or other similar plans, and any stock option agreements or other equity award agreements used in connection therewith.
5. Vacation Benefits; Expense Reimbursements
A.	On the Retirement Date, Executive shall be entitled to receive payment of Executive’s accrued unused vacation benefits under the Company’s vacation benefits policy. As of the Effective Date, Executive had seven (7) days of accrued, unused vacation benefits under the Company’s vacation policy.
B.	Executive shall be entitled to receive reimbursement for all properly documented business expenses incurred by Executive prior to the Retirement Date. Executive agrees to submit proper documentation to the Company of all such expenses no later than ten (10) days after the Retirement Date. The Company shall provide reimbursement within thirty (30) days of receipt of Executive’s properly documented business expenses in accordance with the Company’s business expense reimbursement policies and in all event such reimbursements shall be made in compliance with Treasury Regulation Section 1.409A-3(i)(1)(iv).
6. Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned or benefit received by Executive as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amount claimed to be owed by Executive to the Company or otherwise.
7. Successor Agreement. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume this Agreement and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All references herein to the Company shall include the successor entity.
8. Indemnity; Directors and Officers Liability Insurance.
A.	The Indemnification Agreement shall remain in full force and effect, subject to the terms and conditions thereof.

B.	In any situation where under applicable law the Company has the power to indemnify, advance expenses to and defend Executive in respect of any judgements, fines, settlements, loss, cost or expense (including attorneys fees) of any nature related to or arising out of Executive’s activities as an agent, employee, officer or director of the Company, including any Transition Services performed by Executive during the Transition Period in accordance with the terms of this Agreement, or in any other capacity on behalf of or at the request of the Company, then the Company shall promptly on written request, indemnify Executive, advance expenses (including attorney’s fees) to Executive and defend Executive to the fullest extent permitted by applicable law, including but not limited to making such findings and determinations and taking any and all such actions as the Company may, under applicable law, be permitted to have the discretion to take so as to effectuate such indemnification, advancement or defense. Such agreement by the Company shall not be deemed to impair any other obligation of the Company respecting Executive’s indemnification or defense otherwise arising out of this or any other agreement or promise of the Company under any statute.
C.	As of the Effective Date, the Compensation Committee (the “Compensation Committee”) of the Board of the Directors of the Company has approved that retired directors and executive officers are eligible to receive directors’ and officers’ liability insurance upon retirement from the Company, with the applicable premiums for such insurance to be paid by the Company. Under the current directors’ and officers’ liability insurance policy, Executive would be eligible to elect a six-year run-off policy, which shall cover Executive in his capacity as an officer of the Company. Subject to the terms and conditions of the current policy, the current policy covers claims for wrongful acts, errors and omissions that are alleged to have been committed while Executive was an officer of the Company and for which Executive is not subsequently indemnified by the Company. The terms and conditions of the current policy are subject to change or discontinuance, in the sole and absolute discretion of the Compensation Committee.
D.	Such indemnification and liability insurance shall be provided in a manner that complies with the exemption under Treasury Regulation Section 1.409A-1(b)(10).
9. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and delivered by United States certified or registered mail (return receipt requested, postage prepaid) or by courier guaranteeing overnight delivery or by hand delivery (with signed receipt required), addressed to the respective addresses set forth below, and such notice or communication shall be deemed to have been duly given two days after deposit in the mail, one day after deposit with such overnight carrier or upon delivery with hand delivery. The addresses set forth below may be changed by a writing in accordance herewith.

The Company:	Executive:

Complete Production Services, Inc. 11700 Katy Freeway, Suite 300 Houston, Texas 77079 Attn: Chief Executive Officer with a copy to General Counsel	Robert L. Weisgarber 206 Venice Street Sugarland, Texas 77478
10. Dispute Resolution. If any dispute arises out of this Agreement, the “complaining party” shall give the “other party” written notice of such dispute. The other party shall have ten (10) business days to resolve the dispute to the complaining party’s satisfaction. If the dispute is not resolved by the end of such period, the complaining party may by written notice (the “Notice”) demand arbitration of the dispute as set out below, and each party hereto expressly agrees to submit to, and be bound by, such arbitration.
A.	The Company will, within ten (10) business days of the Notice, appoint a single arbitrator. The arbitrator will set the rules and timing of the arbitration, but will generally follow the rules of the American Arbitration Association and this Agreement where same are applicable and shall provide for written fact findings.
B.	The arbitration hearing will in no event take place more than ninety (90) days after the appointment of the arbitrator.
C.	The arbitration will take place in Houston, Texas unless otherwise unanimously agreed to by the parties.
D.	The results of the arbitration and the decision of the arbitrators will be final and binding on the parties and each party agrees and acknowledges that these results shall be enforceable in a court of law.
11. Governing Law. This Agreement will be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of Texas.
12. Section 409A of the Code. This Agreement shall be interpreted in accordance with the applicable requirements of, and exemptions from, Section 409A of the Code and the Treasury Regulations thereunder. To the extent the payments and benefits under this Agreement are subject to Section 409A of the Code, this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder (subject to the transitional relief thereunder). If the Company and Executive determine that any compensation, benefits or other payments that are payable under this Agreement and intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A of the Code, the Treasury Regulations thereunder and other applicable authority issued by the Internal Revenue Service, the Company and Executive agree to amend this Agreement, or take such other actions as the Company and Executive deem reasonably necessary or appropriate, to comply with the requirements of Section 409A of the Code, the Treasury Regulations thereunder and other applicable authority issued by the Internal Revenue Service and to maintain as nearly as possible the economic terms of this Agreement.
13. Non-Disparage, Non-Compete and Non-Solicitation Covenants; General Release.
A.	Non-Disparage. As an additional inducement for the Company to enter into this Agreement, Executive agrees that Executive shall refrain from the Effective Date to the Retirement Date, and throughout the twelve-month period commencing on the Retirement Date and ending on July 1, 2010 (the “Restriction Period”), from publishing any oral or written statements about Company, any of its affiliates or any of Company’s or such affiliates’ directors, officers, employees, consultants, agents or representatives that (1) are slanderous, libelous or defamatory, (2) disclose private information about or confidential information of Company, any of its affiliates or any of Company’s or any such affiliates’ business affairs, directors, officers, employees, consultants, agents or representatives, or (3) place Company, any of its affiliates, or any of Company’s or any such affiliates’ directors, officers, employees, consultants, agents or representatives in a false light before the public. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Company and its affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law. Notwithstanding the foregoing, nothing in this Agreement shall prohibit Executive (or Executive’s trust or estate, as applicable) from taking any action or pursing any remedies permitted by applicable law to preserve and enforce any of his (or its) rights under this Agreement and the Indemnification Agreement, including seeking arbitration under the terms of this Agreement.
B.	Non-Solicitation. As an additional inducement for the Company to enter into this Agreement, Executive agrees that from the Effective Date to the Retirement Date, and throughout the Restriction Period, Executive shall not, directly or indirectly knowingly induce any person in the employment of the Company or any subsidiary or affiliate of the Company to (1) terminate such employment, or (2) accept employment, or enter into any consulting arrangement, with anyone other than the Company.
C.	Non-Competition. As an inducement for the Company to enter into this Agreement, Executive agrees from the Effective Date to the Retirement Date, and throughout the Restriction Period, Executive shall not, anywhere in the world, directly or indirectly (1) engage without the prior express written consent of the Company, in any business or activity, whether as an employee, consultant, partner, principal, agent, representative, stockholder (except as a holder of less than 2% of the combined voting power of the outstanding stock of a publicly held company) or in any other individual, corporate or representative capacity, or render any services or provide any advice to any business, activity, person or entity, if Executive knows or reasonably should know that such business, activity, service, person or entity, directly or indirectly, competes with the Business in manner that is not immaterial, or (2) meaningfully assist, help or otherwise support, without the prior express written consent of the Company, any person, business, corporation, partnership or other entity or activity, whether as an employee, consultant, partner, principal, agent, representative, stockholder (other than in the capacity as a stockholder of less than 2% of the combined voting power of the outstanding shares of stock of a publicly held company) or in any other individual, corporate or representative capacity, to create, commence or otherwise initiate, or to develop, enhance or otherwise further, any business or activity if Executive knows or reasonably should know that such business or activity, directly or indirectly competes with the Business in a manner that is not immaterial. For purposes of this Section 13C, the term “Business” shall refer to the business of the Company and its subsidiaries as presently conducted or as conducted on the Retirement Date.
D.	General Release. As an additional inducement for the Company to enter into this Agreement, and as a condition to payment and provision of benefits under this Agreement to Executive or Executive’s estate, Executive agrees that Executive (or Executive’s trust or estate, as applicable) shall execute and deliver and not revoke within any revocation period required by law, a Receipt and General Release, Waiver of Employment and Confidentiality Agreement (the “General Release Agreement”), in substantially the form attached hereto as Exhibit B. Notwithstanding the foregoing, nothing in this Agreement shall prohibit Executive (or Executive’s trust or estate, as applicable) from taking any action or pursing any remedies permitted by applicable law to preserve and enforce any of his (or its) rights under this Agreement and the Indemnification Agreement, including seeking arbitration under the terms of this Agreement. Executive shall provide the Company, on or after the Retirement Date and within 21 days (or such longer period as is required by applicable law) after Executive’s receipt from the Company of an executable copy of such General Release Agreement, the foregoing General Release Agreement executed by Executive.
E.	Reasonable Restrictions. Executive acknowledges that these restrictions shall not prevent or unduly restrict Executive from practicing his profession, or cause him economic hardship. Executive represents that he (1) is familiar with the foregoing covenants not to compete and not to solicit, and (2) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.
14. Cooperation. During Executive’s employment with the Company, throughout the Restriction Period and thereafter, Executive agrees to cooperate with the Company and its agents, accountants and attorneys concerning any matter with which Executive was involved during his employment or during the Transition Period. Such cooperation shall include, but not be limited to, providing information to, meeting with and reviewing documents provided by the Company and its agents, accountants and attorneys during normal business hours or other mutually agreeable hours upon reasonable notice and to make himself available for depositions and hearings, if necessary and upon reasonable notice. If Executive’s cooperation is required after the termination of Executive’s employment and the Transition Period, the Company shall reimburse Executive for any reasonable out of pocket expenses incurred in performing his obligations hereunder and compensate Executive at reasonable rate of compensation, mutually agreeable to the Company and Executive, for the services rendered by Executive with respect to such cooperation.
15. Entire Agreement; No Oral Modifications. This Agreement and the Indemnification Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
16. Withholding and Taxes. All amounts required to be paid by the Company hereunder shall be subject to any and all applicable withholdings, including any withholdings for any related federal, state or local taxes. Executive shall be responsible for any and all income taxes or other taxes incurred by Executive as a result of his receipt of any compensation received from the Company pursuant to the terms of this Agreement.
17. No Right to Employment. Nothing in this Agreement shall confer on Executive any right with respect to continuation of employment with the Company or any subsidiary or affiliate of the Company, nor interfere with the right of the Company or any subsidiary or affiliate of the Company to terminate Executive’s employment at any time, with or without cause or notice.
     IN WITNESS WHEREOF, the parties have entered into this Retirement Agreement as of the date first set forth above.

“COMPANY”

COMPLETE PRODUCTION SERVICES, INC.

By:	/s/ Joseph C. Winkler

Name:	Joseph C. Winkler
Title:	CEO and Chairman

“EXECUTIVE”

/s/ Robert L. Weisgarber

Robert L. Weisgarber

EXHIBIT A
EXECUTIVE’S OUTSTANDING STOCK OPTIONS AS OF THE EFFECTIVE DATE

	Per Share
	Exercise	Original	Options	Unvested Options
Grant Date	Price	Grant Shares	Outstanding	as of Effective Date	Expiration Date
4/20/06	$24.00	14,500	4,833	0	4/20/2016
1/31/07	$19.87	14,500	9,666	4,833	1/31/2017
1/31/08	$15.90	7,400	7,400	4,933	1/31/2018
EXECUTIVE’S OUTSTANDING RESTRICTED STOCK

	Original Grant	Previously	Unvested Shares as of
Grant Date	Shares	Vested Shares	Effective Date
1/31/07	3,400	2,267	1,133
1/31/08	6,000	2,000	4,000

EXHIBIT B
RECEIPT AND GENERAL RELEASE, WAIVER OF EMPLOYMENT
AND CONFIDENTIALITY AGREEMENT
     This Receipt and General Release, Waiver of Employment and Confidentiality Agreement (hereinafter “General Release Agreement”) is entered into by and between Robert L. Weisgarber (hereinafter “Mr. Weisgarber”) and Complete Production Services, Inc. (“CPS”), and all of its subsidiaries.
WHEREAS, the parties hereto mutually desire to amicably end Mr. Weisgarber’s employment with CPS, and
WHEREAS, the parties hereto desire to resolve any differences and/or disputes between them concerning matters that occurred while CPS employed Mr. Weisgarber, including any employment and/or related claims of discrimination, pursuant to the terms of this General Release Agreement, and
WHEREAS, Mr. Weisgarber has agreed generally to waive all claims he has or may have against CPS or its subsidiaries, except as otherwise set forth herein, that arise from his employment with CPS and/or his separation of employment with CPS, including but not limited to claims for age discrimination under the Age Discrimination in Employment Act.
NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties agree as follows:
1.	In exchange for the monetary and non-monetary consideration contained in the Retirement Agreement to which this General Release Agreement is attached ($20,000 of the monetary consideration is specifically allocated to Mr. Weisgarber’s release of claims under the Age Discrimination in Employment Act), Mr. Weisgarber knowingly and voluntarily agrees to waive, settle, release and forever discharge (for himself, his heirs, executors, administrators, legal representatives and assigns), CPS, and its predecessors, successors, parents, owners, subsidiaries, affiliated entities, assigns, officials, employees, officers, directors, managers, affiliates, agents, legal counsel, contractors and subcontractors, lessees, insurers, and reinsurers (hereinafter collectively referred to as the “Released Parties”), from any and all claims, demands, charges, lawsuits, damages, and causes of action of whatever nature, liquidated or contingent, in law or equity, statutory or common law, whether growing out of tort, personal injury, contract, quasi-contract, compensation or otherwise, including but not limited to, any and all rights of action arising under or in any manner related to Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq. (“Title VII”); the Civil Rights Act of 1991, 42 U.S.C. § 1981; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et. seq. (“ADA”); the Rehabilitation Act of 1973 as amended, 29 U.S.C. § 701, et. seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601 et. seq. (“FMLA”); the Employee Retirement Income Security Act, 29 U.S.C. 1001, et. seq. (“ERISA”); the Equal Pay Act of 1963, 29 U.S.C. § 206

(“EPA”); the Age Discrimination in Employment Act, 29 U.S.C. § 621 et. seq. (“ADEA”); the Older Workers Benefit Protection Act; and any other regulations or laws of the United States, the State of Texas or any other state in the United States, or any local ordinances, which may have afforded Mr. Weisgarber a cause of action for violation of public policy, whistle blowing, wrongful discharge, retaliation, breach of contract, libel, slander, defamation, harassment or threats of any kind, wage and hour/compensation violations, workers’ compensation retaliation, intentional infliction of emotional distress, negligent hiring or retention, negligent training, retaliation, or employment discrimination on the basis of age, race, color, religion, disability, national origin, military status, gender or sex, or a cause of action or claim for recovery of back pay, front pay, or any other type of wages, compensation, vacation pay, sick pay, severance pay, health insurance, profit sharing benefits, retirement benefits, benefits under any employee benefit plan, unemployment insurance benefits, liquidated damages, punitive damages, compensatory damages, attorneys’ fees, penalties, interest, costs, and any other legally recoverable category of damages or relief Mr. Weisgarber has or ever had, whether known or unknown, arising from or concerning, either directly or indirectly, his employment by CPS, the termination or separation of his employment with CPS, and any other term or condition of such employment. Notwithstanding the foregoing, Mr. Weisgarber (or his trust or estate, as applicable) does not waive, settle, release or discharge (A) any rights or claims he (or it) may have to take any action or pursue any remedies against any of the Released Parties permitted by applicable law to preserve and enforce any of Mr. Weisgarber’s (or his estate’s or trust’s, as applicable) rights under that certain Retirement Agreement dated May 15, 2009 between CPS and Mr. Weisgarber (the “Retirement Agreement”) and the Indemnification Agreement dated September 29, 2005, between CPS and Mr. Weisgarber (the “Indemnification Agreement”), (B) the right he (or it) may have against any of the Released Parties to file a charge with the Equal Employment Opportunity Commission, but does waive the right to receive or accept any remedy, monetary or otherwise, obtained through the efforts of that or any other agency or individual or individuals in any other proceeding or suit against CPS, or (C) any rights or claims he may have against CPS that arise after the date he signs this General Release Agreement (such items referred to in clauses (A), (B) and (C) above, collectively referred to as, the “Excluded Matters”).

2.	In further consideration for the payment and other consideration designated herein, Mr. Weisgarber agrees to waive re-employment and/or reinstatement of employment with CPS, its related corporations, entities, or affiliates and parent or subsidiary corporations or entities, and promises that he will not seek employment at any time with CPS or its subsidiary corporations or entities. Should Mr. Weisgarber become employed in violation of this General Release Agreement, Mr. Weisgarber agrees that the existence of this General Release Agreement will constitute a legitimate, non-discriminatory, non-retaliatory reason for terminating such employment and the entities referenced in the preceding sentence will have the absolute right to terminate such employment immediately.

3.	Mr. Weisgarber further acknowledges that this General Release Agreement is written in a manner calculated to be understood by him and that he has read and fully understands each paragraph of this General Release Agreement. Mr. Weisgarber is hereby advised to consult with counsel concerning this General Release Agreement and that he has legal counsel with whom he has had the opportunity to consult prior to executing this General Release Agreement, and that he has taken advantage of all legal or other counsel to the full extent he desires. Mr. Weisgarber agrees and acknowledges that the consideration provided to him for the release and waiver of his claims against the Released Parties is in addition to any other payments, benefits, or other things of value to which Mr. Weisgarber is entitled or received and that Mr. Weisgarber would not be entitled to the consideration provided under the Retirement Agreement in the absence of his execution and acceptance of this General Release Agreement.

4.	Mr. Weisgarber further acknowledges that he has been allowed as much time as he needed to review and consider the terms and effects of this General Release Agreement, including time in which to consult with any attorney of his choice, if he chooses to do so, and that he has executed this General Release Agreement voluntarily and with full understanding that by doing so he is giving up his right to sue CPS and all Released Parties for all of the reasons described in Paragraph 2 above.

5.	Mr. Weisgarber acknowledges that he has been offered a period of 21 days to consider this General Release Agreement and that he has had adequate time and adequate advice from his counsel to consider the General Release Agreement before signing.

6.	Mr. Weisgarber understands that with respect to waiver of claims under the Age Discrimination in Employment Act only, he has the right to revoke this General Release Agreement within a period of seven (7) days following the date he signs the General Release Agreement. Mr. Weisgarber further understands that the release of claims under the Age Discrimination in Employment Act shall not become effective or enforceable until the seven (7) day period has expired. In the event he seeks to revoke the waiver of his claims under the Age Discrimination in Employment Act, he has the right to revoke that waiver, with written notice to Jim Maroney (11700 Katy Freeway, Suite 300, Houston, Texas 77079) no later than 5:00 p.m. on the seventh day after Mr. Weisgarber signs this Release.

7.	This General Release Agreement includes, without limitation, any and all claims, allegations and demands of Mr. Weisgarber against the Released Parties arising from or concerning, either directly or indirectly, his employment by CPS, the termination or separation of his employment with CPS, and any other term or condition of such employment, other than the Excluded Matters. Mr. Weisgarber agrees to defend, indemnify, and hold harmless the Released Parties from any and all attorneys’ fees, costs, expenses, and damages, the Released Parties may incur as a result of any and all claims made by or on Mr. Weisgarber’s behalf that are being released in this General Release Agreement.

8.	Mr. Weisgarber recognizes and agrees that the Released Parties do not admit to, and do hereby expressly deny, the validity of any claims, allegations, or liability to Mr. Weisgarber. Mr. Weisgarber also recognizes that the Released Parties hereby expressly reserve all defenses which they may have to such claims.

9.	Mr. Weisgarber unconditionally and absolutely agrees to indemnify and hold the Released Parties fully harmless from any and all liability which may hereafter be asserted against them by the United States of America or the State of Texas for Social Security taxes, income taxes or any other taxes and/or penalties that may become due in the event Mr. Weisgarber fails to pay taxes due as a result of receiving the proceeds described in the Retirement Agreement.

10.	This General Release Agreement, the Retirement Agreement and the Indemnification Agreement represent the entire agreement between the parties. There are no other promises, agreements, or understandings that are not contained in this document, the Retirement Agreement and the Indemnification Agreement. This General Release Agreement cannot be altered by oral agreements, and may only be amended in a writing signed by all parties hereto. Moreover, each party expressly represents to the other that they have not relied upon any representation or statement by another party or third person as a basis for entering into these Agreements.

11.	The invalidity or unenforceability of any provision or term of this Agreement shall not affect or impair any other provisions, which shall remain in full force and effect. If any portion of this Agreement is found invalid, that portion shall be severed from the Agreement.
[signature page follows]

12.	This Agreement is to be interpreted pursuant to the laws of Texas.
PLEASE READ CAREFULLY. YOU ARE GIVING UP ANY LEGAL CLAIMS THAT YOU HAVE AGAINST COMPLETE PRODUCTION SERVICES, INC. BY SIGNING THIS AGREEMENT. COMPLETE PRODUCTION SERVICES, INC. HEREBY ADVISES YOU TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT
This Agreement signed this 15th day of May, 2009.

/s/ Robert L. Weisgarber

Robert L. Weisgarber

Complete Production Services, Inc.

By:	/s/ Joseph C. Winkler

Joseph C. Winkler

Title:	CEO and Chairman

THUS DONE AND SIGNED Before me, Notary Public, this 15th day of May, 2009

/s/ James F. Maroney

Notary Public (Signature)
Print Name:	James F. Maroney

No.

THUS DONE AND SIGNED Before me, Notary Public, this 15th day of May, 2009

/s/ James F. Maroney

Notary Public (Signature)
Print Name:	James F. Maroney

No.

Complete Production Services, Inc.
Subsidiaries
104474 Alberta Ltd.
A&W Water Service, Inc.
Alliance Energy Service Company, LLC
AWS, Inc.
Big Mac Tank Trucks, LLC
C&S Energy Services, Inc.
CES Mid-Continent Hamm, LLC
CES Rockies, Inc.
CES SWD Texas, Inc.
Complete Energy Services, LLC
Delaney Energy Services Corp.
Femco SWD, Inc.
Frac Source Services, Inc.
Fugo Services, LLC
Greasewood, LLC
Guard Drilling Mud Disposal, Inc.
Hamm & Phillips Service Company, Inc.

Hamm Management Co.
Hyland Enterprises, Inc.
IE Miller Services, Inc.
Integrated Production Services Partnership
Integrated Production Services, Inc.
Integrated Production Services, Ltd
IPS Manufacturing Ltd.
LEED Tool Corporation
Loyd Jones Well Service, LLC
MGM Well Services, Inc.
Monument Well Service Co.
Oil Tool Rentals, Co.
Peak Oilfield Assets, LLC
Pemac Pte., Ltd.
Premier Estate Private Limited
Premier Integrated Technologies, Inc.
Premier Sea and Land Limited
Premier Sea and Land Pte.
Pumpco Energy Services, Inc.
R&W Rental, Inc.
Roustabout Specialties, Inc.
Servicios Holdings I, Inc.
Servicios Holdings II, Inc.
Servicios Petrotec de S.A. de C.V.
Stride Well Services Company, Inc.
Sweetwater Produced Water Disposal, LLC
Texas CES, Inc.
TSWS Well Services, LLC
Turner Energy Services, LLC
Turner Energy SWD, LLC

By:	/s/ James F. Maroney
James F. Maroney, Vice President
and/or Attorney in Fact for each of the above in that individual capacity respectively.